Exhibit 1.1

A.G.P./Alliance Global Partners
590 Madison Avenue, 28th Floor
New York, NY 10022

and

Laidlaw & Company (UK) Ltd.
521 5th Ave,
New York, NY 10175

August [●], 2026

Curis, Inc.
128 Spring Street, Building C – Suite 500
Lexington, MA 02421
Attention: Diantha Duvall, Chief Financial Officer

Re:	Placement Agency Agreement

Dear Ms. Duvall:

Subject to the terms and conditions of this letter agreement (the “Agreement”) between A.G.P./Alliance Global Partners (the “Lead Placement Agent”) and Laidlaw & Company (UK) Ltd. (the “Co-Placement Agent” and together with the Lead Placement Agent, the “Placement Agents”) and Curis, Inc., a Delaware corporation (the “Company”), the parties hereby agree that the Placement Agents shall serve as the exclusive placement agents for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of securities of the Company, consisting of: (i) registered shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”); (ii) registered pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”); and (iii) registered warrants to purchase Common Stock (the “Common Warrants” and together with the Pre-Funded Warrants and the Shares, the “Securities”). The Securities actually placed by the Placement Agents are referred to herein as the “Placement Agent Securities.” The Shares, the Common Warrants, the Pre-Funded Warrants and the Common Stock underlying the Common Warrants and Pre-Funded Warrants will be offered and sold under the Company’s registration statement on Form S-1 (File No. 333- [●]). The documents executed and delivered by the Company and the Purchasers (as defined below) in connection with the Placement, including, without limitation, a securities purchase agreement (the “Purchase Agreement”), shall be collectively referred to herein as the “Transaction Documents.” The terms of the Placement shall be mutually agreed upon by the Company and the purchasers listed in the Purchase Agreement (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes that the Placement Agents would have the power or authority to bind the Company or any Purchaser, or an obligation for the Company to issue any Placement Agent Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agents’ obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agents to purchase the Placement Agent Securities and does not ensure the successful placement of the Placement Agent Securities or any portion thereof or the success of the Placement Agents with respect to securing any other financing on behalf of the Company. The Placement Agents may retain other brokers or dealers to act as sub-agents or selected-dealers on their behalf in connection with the Placement; provided, however, that the Company shall first approve any such sub-agents or selected-dealers. Certain affiliates of the Placement Agents may participate in the Placement by purchasing some of the Placement Agent Securities. The sale of Placement Agent Securities to any Purchaser will be evidenced by the Purchase Agreement between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A.
Representations of the Company. With respect to the Placement Agent Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agents. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any Financial Industry Regulatory Authority (“FINRA”) member firm participating in the Placement among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5.0%) or greater stockholder of the Company, except as set forth in the Purchase Agreement.

B.
Covenants of the Company. The covenants made by the Company with the Purchasers in Section 4.10 of the Purchase Agreement are hereby incorporated herein by reference into this Agreement (as though fully restated herein).

SECTION 2.REPRESENTATIONS OF THE PLACEMENT AGENTS. The Placement Agents each represent and warrant that it: (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by the Placement Agents, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agents will immediately notify the Company in writing of any change in their status with respect to subsections (i) through (v) above. Each of the Placement Agents covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3. COMPENSATION. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agents and/or its designees total cash fee equal to six and a half percent (6.5%) of gross proceeds from the Placement of the total amount of Placement Agent Securities sold. For the avoidance of doubt, the Placement Agents agree that such fee shall be the total fee owed by the Company to the Placement Agents under any engagement letters entered into between the Placement Agents (the “Engagement Letters”) and the Company and shall not be in addition to any fees set forth in the Engagement Letters. The Placement Agents reserve the right to reduce any item of compensation, including the reimbursement of expenses described in Section 4 below, or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agents’ aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 4. EXPENSES. The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) all expenses incident to the issuance, delivery and qualification of the Placement Agent Securities (including all printing and engraving costs); (ii) all fees and expenses of the transfer agent; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Placement Agent Securities; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts) and the Prospectus, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Placement Agent Securities for offer and sale under the state securities or blue sky laws or the securities laws of any other country; (vii) the fees and expenses associated with including the Placement Agent Securities on the Trading Market; (viii) up to $100,000 for accountable expenses

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related to legal fees of external counsel to the Placement Agents and (ix) up to $10,000 in non-accountable expenses. For the avoidance of doubt, the Placement Agents agree that such expenses shall be the total expenses owed by the Company to the Placement Agents under the Engagement Letters and the Company and shall not be in addition to any expenses set forth in the Engagement Letters.

SECTION 5. [Reserved].

SECTION 6. INDEMNIFICATION.

A.	To the extent permitted by law, with respect to the Placement Agent Securities, the Company will indemnify the Placement Agents and each of their respective affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of their activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily from the Placement Agents’ bad faith, willful misconduct or gross negligence in performing the services described herein.

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B.
Promptly after receipt by a Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which such Placement Agent is entitled to indemnity hereunder, such Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses or materially adversely impacts the Company. If the Company so elects or is requested by a Placement Agent, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to such Placement Agent and will pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agents will be entitled to employ its own counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agents reasonably determines that it would be conflict of interest under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agents. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to reasonable fees of local counsel. The Company will have the right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agents, which will not be unreasonably withheld. The Company shall not be liable for any settlement of any action effected without its written consent, which will not be unreasonably withheld.

C.	The Company agrees to notify the Placement Agents promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

D.	If for any reason the foregoing indemnity is unavailable to the Placement Agents or insufficient to hold the Placement Agents harmless (other than due to the express provisions thereof), then the Company shall contribute to the amount paid or payable by the Placement Agents as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agents on the other, but also the relative fault of the Company on the one hand and the Placement Agents on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Placement Agents’ share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by the Placement Agents under this Agreement (excluding any amounts received as reimbursement of expenses incurred by the Placement Agents).

E.	These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

SECTION 7. ENGAGEMENT TERM. The Placement Agents’ engagement hereunder will be until the earlier of the Closing Date and [September 9, 2026] (the “Term”). The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agents’ performance of due diligence they deem it necessary to terminate the engagement, the Placement Agents may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees pursuant to Section 3 hereof with respect to the Placement Agent Securities if sold in the Placement. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof and the provisions concerning confidentiality, indemnification and contribution contained herein, as well as provisions in Sections 9 and 11 hereof will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees and expenses due to the Placement Agents as set forth in Section 3 and Section 4 shall be paid by the Company to the Placement Agents (in the event such fees are earned or owed as of the Termination Date). The Placement Agents agree not to use any confidential information

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concerning the Company provided to the Placement Agents by the Company for any purposes other than those contemplated under this Agreement.

SECTION 8. PLACEMENT AGENTS’ INFORMATION. The Company agrees that any information or advice rendered by the Placement Agents in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agents’ prior written consent.

SECTION 9. NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agents are not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agents hereunder, all of which are hereby expressly waived.

SECTION 10. CLOSING. The obligations of the Placement Agents, and the closing of the sale of the Placement Agents Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agents:

A.	All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities shall be reasonably satisfactory in all material respects to the Placement Agents.

B.	The Placement Agents shall have received from Company counsel, such counsel’s written legal opinion with and negative assurance letter, with respect to the Placement Agent Securities in form and substance reasonably satisfactory to the Placement Agents.

C.	The Placement Agents shall have received executed Lock-Up Agreements from the Company’s executive officers and directors.

D.	The class of Common Stock sold in the Placement, including shares of Common Stock issuable upon the exercise of the Common Warrants, must be registered under the Exchange Act. The Company shall have taken no action designed to, or likely to have the effect of, terminating the registration of such class of Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing, except as disclosed in the Registration Statement and the Prospectus.

E.	No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and aversely affect the business or operations of the Company.

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F.	The Company shall have entered into a Purchase Agreement with each of the Purchasers of the Placement Agent Securities and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

G.	FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agents, make or authorize Placement Agents’ counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 5110 with respect to the Placement and pay all filing fees required in connection therewith.

H. I.
The Placement Agents shall have received customary certificates from one or more of the Company’s executive officers, as to the accuracy of the representations and warranties contained in the Purchase Agreement, a certificate executed by the Chief Financial Officer of the Company, in form and substance reasonably acceptable to the Placement Agents and a certificate of the Company’s secretary certifying (i) that the Company’s charter documents are true and complete, have not been modified and are in full force and effect; (ii) that the resolutions of the Company’s Board of Directors relating to the Placement are in full force and effect and have not been modified; and (iii) as to the incumbency of the officers of the Company.

On the date hereof, the Placement Agent shall have received, a letter from PricewaterhouseCooper LLP (the independent registered public accounting firm of the Company), addressed to the Placement Agents, dated as of the date hereof,  and a bring-down “comfort letter” addressed to the Placement Agents on the Closing Date, each in form and substance satisfactory to the Placement Agents. The letters shall not disclose any change in the condition (financial or other), earnings, operations or business of the Company, which, in the Placement Agent’s sole judgment, is material and adverse and that makes it, in the Placement Agent’ sole judgment, impracticable or inadvisable to proceed with the Placement of the Securities.

If any of the conditions specified in this Section 10 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agents hereunder may be cancelled by the Placement Agents at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 11. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State, without regard to principles of conflicts of law thereof that would require the application of the laws of any other jurisdiction. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 12. ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified

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or waived except by an instrument in writing signed by both the Placement Agents and the Company. The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Agent Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 13. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the e-mail address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the e-mail address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by an internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 14. PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agents shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agents’ role in connection therewith in the Placement Agents’ marketing materials and on their websites and to place advertisements in financial and other newspapers and journals, in each case at their own expense and in compliance with applicable securities laws.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agents the enclosed copy of this Agreement.

[The remainder of this page has been intentionally left blank.]

The foregoing Agreement is hereby accepted and agreed to as of the date first written above.

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A.G.P./ALLIANCE GLOBAL PARTNERS

By:
Name:	Thomas J. Higgins
Title:	Managing Director

Address for Notice:
590 Madison Avenue, 28th Floor
New York, NY 10022
Attn: Thomas J. Higgins
E-mail: thiggins@allianceg.com

LAIDLAW & COMPANY (UK) LTD.

By:
Name:	Luke Kottke
Title:	Head of Capital Markets

Address for Notice:
521 5th Avenue
New York, NY 10175
Attn: Luke Kottke
E-mail: lkottke@laidlawltd.com

Accepted and agreed to as of the date first written above:

CURIS, INC.

By:
Name:	Diantha Duvall
Title:	Chief Financial Officer

Address for Notice:
Curis, Inc.
128 Spring Street, Building C- Suite 500
Lexington, MA 02421
Attention: Diantha Duvall
E-mail: dduvall@curis.com and notices@curis.com

With a copy (which shall not constitute notice) to:

Attention: Wesley C. Holmes and Jennifer A. Yoon
E-mail: wesley.holmes@lw.com; jennifer.yoon@lw.com

[Signature Page to Placement Agency Agreement]

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